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                                                                  Exhibit 10.16


                         OUTSOURCER ALLIANCE AGREEMENT
                                     WITH
                            USINTERNETWORKING, INC.


This Outsourcer Alliance Agreement ("Agreement") is made as of the Effective Date by and between PeopleSoft USA, Inc., a California corporation having its principal place of business at 4305 Hacienda Drive, Pleasanton, CA 94588 ("PeopleSoft") and USINTERNETWORKING, INC., a Delaware corporation having its principal place of business at One USI Plaza, Annapolis, MD 21401-7478 ("Service Provider"). This Agreement shall delete and supersede in their entirety all prior contractual provisions or understandings between the parties relating to any service bureau arrangements or any of the subject matter relating to Outsourcing Services contemplated by this Agreement excluding the customers of Service Provider listed on Schedule A attached hereto; PROVIDED, HOWEVER, this this Agreement shall not have any effect upon any contractual provisions relating to the status of Service Provider as a Select Partner pursuant to that certain Select Partner Agreement dated as of June 30, 1998 by and between the parties.

Whereas, the parties intend to develop a business relationship to provide Service Provider with rights to leverage its expertise in the outsourcing service business by hosting the Software to provide a solution within its outsourcing business by offering the Software under sublicense as provided in this Agreement as part of an integrated solution (the "Solution Offering"); and

Whereas, in every situation with a Designated Customer, the Designated Customer will procure, or will have procured, either a license to use the Software from Service Provider pursuant to a Sublicense Agreement with payment of applicable fees indirectly to PeopleSoft, or directly from PeopleSoft pursuant to a PeopleSoft License Agreement with payment of applicable fees directly to PeopleSoft. Therefore, the parties agree as follows:

1. DEFINITIONS

"APPLICATION MANAGEMENT" ("AM") means Service Provider's management of Software for a Designated Customer on Service Provider's owned, leased, or subcontracted for premises or premises otherwise under Service Provider's control, such that Service Provider manages the Designated Customer's Software, applications upgrades, performs routine maintenance, applies fixes, performance tuning, and system enhancements, using PeopleTools, and other functions typically performed by an in-house function and IT staff. These services may also include the performance of such functions as DBA and OS administration, in connection with the Software and business processes supported by the Software. For the avoidance of doubt, Applications Management shall not include Business Process Outsourcing.

"BUSINESS PROCESS OUTSOURCING" ("BPO") includes the functions typically performed by staff in, for example, human resources or payroll department, an accounting department, or

--------------
  [CONFIDENTIAL TREATMENT] means that certain confidential information has been deleted from this document and filed separately with the Securities and Exchange Commission.

purchasing department, on a daily basis, adding, changing, deleting, or viewing data. BPO displaces performance of this work by the Designated Customer to premises owned or leased by Service Provider or under Service Provider's control within a multi-client service center such that the Designated Customers share a common infrastructure and support staff and the Service Provider is responsible for maintenance and management of the systems, processes, and staff using the Service Provider's systems.

"COMMERCIAL ENTERPRISE" means all enterprises within the Market Segments, with the exception of enterprises in the higher education and government (public sector and federal) segments where only a right of first refusal to a third party is in effect.

"DESIGNATED CUSTOMER(S)" means only End Users which, at the date of execution of an Outsourcing Agreement with Service Provider, is a Commercial Enterprise.

"DEVELOPMENT CENTER" means the location(s) of facilities owned, leased, subcontracted for, or otherwise under Service Provider's control where Service Provider uses or utilizes the Software pursuant to the subsections entitled INTERNAL USE LICENSE or DEVELOPMENT LICENSE.

"DOCUMENTATION" means the user guides and manuals for installation and use of the Software in CD-ROM and bound hard copy form.

"EFFECTIVE DATE" means September 28, 1998.

"END USER" means a third party sublicensee of the Software that acquires rights from PeopleSoft either through a sublicense from Service Provider pursuant to section 2(f) hereof or from PeopleSoft directly, to use the Software solely for such party's own internal business purposes and not for distribution, further sublicensing, or other commercial purposes.

"FEES" means the Software license fee and any all other fees including, but not limited to, implementation fees (including fit analysis, data conversion, minor customizations, testing, reports, interfaces and any and all other actions necessary to migrate an End User to a production environment), infrastructure (including, but not limited to, the operations, the connectivity, the database and the hardware), Software Maintenance and Support and On-going fees (including, but not limited to, the application of fixes, enhancements, releases, upgrades, call center support, and database/performance tuning) received by Service Provider for the provision of Outsourcing Services or Solution Offering, as the case may be.

"INTELLECTUAL PROPERTY RIGHTS" means any patent, patent application, copyright, moral right, trade name, trademark, trade secret, copyright, and any applications or right to apply for registration therefor, know-how, mask work, schematics, computer software programs or applications, tangible or intangible proprietary information, or any other intellectual property right or proprietary information or technology, whether registered or unregistered and whether first made or created before or after the Effective Date.

"MARKET SEGMENTS" are limited under this agreement to all industries in the Territory, with the exception of [CONFIDENTIAL TREATMENT] where only [CONFIDENTIAL TREATMENT] is in effect.

"OUTSOURCING AGREEMENT" means a separate agreement between Service Provider and a Designated Customer for the provision by Service Provider to the Designated Customer of Outsourcing Services, which includes a Sublicense Agreement or PeopleSoft License Agreement.

"OUTSOURCING CENTER" means the location(s) under Service Provider's control, owned, leased, subcontracted for or otherwise, at which Service Provider may perform Outsourcing Services.

"OUTSOURCING SERVICES" means the provision of Applications Management (AM) services to a Designated Customer.

"PEOPLESOFT LICENSE AGREEMENT" means a written agreement between PeopleSoft and an End User whereby the End User has been granted the non-exclusive, non-transferable right to use the Software solely for such End User's internal business purposes and in accordance with the Documentation. A PeopleSoft License Agreement can be a binding agreement which commenced operation before the Effective Date or PeopleSoft's pro forma standard End User license and services agreement which is executed by an End User after the Effective Date.

"PRICE LIST" means Peoplesoft's standard commercial fee schedule that is in effect when a software sublicense is ordered by the Designated Customer.

"SOFTWARE" means the current release or version of any and all commercially available PeopleSoft HRMS, Financial, and Distribution and any other PeopleSoft commercially available software programs and products, and includes updated or enhanced versions of such programs that PeopleSoft may provide to a Designated Customer or End User. Software does not include any third party software. Software includes Documentation.

"SUBLICENSE" means a non-exclusive, a non-transferable right granted by Service Provider under a Sublicense Addendum to a Designated Customer or End User, as the case may be, to use the Software solely for such Designated Customer's or End User's internal business purposes, in accordance with the Documentation, and pursuant to a Sublicense Agreement.

"SUBLICENSE ADDENDUM" shall mean an addendum to this Agreement specifying additional Sublicense terms and Sublicense rates and fees for the various types of Sublicenses which may be granted by Service Provider.

"SUBLICENSE AGREEMENT" means a written agreement between Service Provider and an End User whereby a Sublicense is granted, and that complies with the provisions of Section 2(f) ("Sublicense Agreement").

"SUPPORT SERVICES" means PeopleSoft's then current technical support services for Service Provider. A statement of Support Services offered as of the Effective Date is attached hereto as Exhibit B.

"TERRITORY" means [CONFIDENTIAL TREATMENT].

2. LICENSE GRANTS

(a) INTERNAL USE LICENSE.

Subject to the terms and conditions of this Agreement (including Service Provider's obligation to pay the fees), PeopleSoft grants to Service Provider a worldwide, royalty-free, non-exclusive, non-transferable license during the term of this Agreement to use and display the Software only for the following non-production, marketing purposes in connection with the Outsourcing Services contemplated hereby; demonstrations; technical promotion activities; and internal education and training of employees of Service Provider. Service Provider may copy and distribute and/or electronically distribute the Software within Service Provider for the purposes set forth in this subsection. Service Provider shall reproduce all titles, trademarks, and copyright and restricted rights notices in the Software in all such copies. Except as set forth above, Service Provider may not transfer or duplicate the Software under this grant except for (i) temporary transfer in the event of a CPU malfunction and (ii) a single backup and archival copy. With the exception of the limited and restricted use license granted pursuant to this section, all other terms and conditions of PeopleSoft's License Agreement shall govern and apply.

(b) DEVELOPMENT LICENSE.

Subject to the terms and conditions of this Agreement (including Service Provider's obligation to pay the fees), PeopleSoft hereby grants to Service Provider a worldwide, non-exclusive, non-transferable license during the term of this Agreement to use the Software at one (1) Development Center per development license for the sole purpose of providing Software development, customization and integration services for (i) a Designated Customer or (ii) End Users who have already entered into (a) a PeopleSoft License Agreement, and (b) a maintenance and support agreement with PeopleSoft.

(c) OUTSOURCING SERVICES LICENSE.

Subject to the terms and conditions of this Agreement (including Service Provider's obligation to pay the fees). PeopleSoft hereby grants to Service Provider a worldwide, non-exclusive, non-transferable restricted license during the term of this Agreement to use the Software solely to perform the Outsourcing Services at at Outsourcing Center. Service Provider may copy, distribute and/or electronically distribute the Software within Service Provider for the purposes set forth in this subsection. Service Provider shall reproduce all titles, trademarks, and copyright and restricted rights notices in the Software in all such copies. Except as set forth above, Service Provider may not transfer or duplicate the Software except for (i) temporary transfer in the event of a CPU malfunction and (ii) a single backup and archival copy. Except as set forth above, Service Provider will not use the Software licensed under this grant for the processing of Service Provider's internal administrative data. If Service Provider wishes to use the Software licensed under this grant for the processing of Service Provider's internal administrative data. Service Provider may do so only at PeopleSoft's then current Price List rates. Service Provider will not allow any third party, including an employee or other representative of a Designated Customer, to use the Software Product under this license grant. Service Provider further agrees to use the Software only in accordance with the Documentation, on a computer and operating system.

configuration specified in the Documentation and in accordance with the obligations imposed by this Agreement. Service Provider warrants to PeopleSoft that it will perform the Outsourcing Services with due care and skill and in accordance with generally accepted professional standards for providing similar services. Service Provider will not disclose or publish to any third party any results of benchmark tests run on the Software.

(d) RESTRICTIONS ON USE.

Service Provider agrees not to translate the Software into another computer language, in whole or in part. Except as set forth above, Service Provider shall not make copies or make media translations of the Software or the Documentation, in whole or in part without PeopleSoft's prior written approval. Service Provider agrees that if, for any reason, it comes into possession of any Software source code, or portion thereof, for any PeopleSoft product, which it knows or reasonably should know is source code not generally provided by PeopleSoft as a part of the Software or provided under the terms of a license grant in this Agreement, it will immediately deliver all copies of such source code to PeopleSoft. Except as specifically provided in this Agreement, Service Provider shall not (i) rent, electronically distribute or timeshare the Software; or (ii) distribute the Software including without limitation by interactive cable or remote processing service. Service Provider acknowledges PeopleSoft's representation that the Software and its structure, organization and source code constitute valuable trade secrets that belong to PeopleSoft. Service Provider agrees that it shall not reverse compile, disassemble or otherwise reverse engineer the Software and that it shall not use the Software or Documentation except as expressly permitted by this Agreement.

(e) MARKETING AS PART OF OUTSOURCING SERVICES

PeopleSoft hereby grants to Service Provider the non-exclusive, nontransferable right to co-market the Software with PeopleSoft to End Users solely as part of Service Provider's provision of Outsourcing Services. Within this context, co-marketing does NOT mean that Service Provider will have any rights to distribute, ship, Sublicense or otherwise convey any rights or interest to any third party to use the Software except as otherwise expressly set forth in this Agreement.

(f) SUBLICENSE TRANSACTIONS.

(1) SUBLICENSE RIGHT. As further set forth in the applicable Sublicense Addendum and subject to the terms and conditions of this Agreement (including Service Provider's obligation to pay the Fees), PeopleSoft hereby grants to Service Provider a worldwide, non-exclusive, non-transferable license during the term of this Agreement to market and grant Sublicenses to the Software to a sublicensee (the "Sublicensee") as set forth in such Sublicense Addendum and at the rates and fees set forth therein ("Sublicense Transaction"). Service Provider shall only have the right to Sublicense the Software pursuant to an effective Sublicense Addendum between the parties hereto. PeopleSoft shall have sole authority to set any and all rates and fees, including, but not limited to, pricing of the Software and maintenance fees, in any Sublicense Addendum for any Sublicense Transaction. PeopleSoft reserves the right to amend any Sublicense Addendum as PeopleSoft, in its sole discretion, deems reasonably necessary in the event of, inter alia, price increases for the Software or Designated User or End User growth pursuant to PeopleSoft's then-current growth methodology. PeopleSoft shall make available to, and Service Provider shall notify any Sublicensee of, a migration option such that in the event that a Sublicensee migrates from sublicensing Software from Service Provider at the end of the term of the relevant Sublicense Agreement to licensing Software directly from PeopleSoft pursuant to a perpetual PeopleSoft License Agreement, such Sublicensee shall be entitled to a [CONFIDENTIAL TREATMENT] discount from PeopleSoft's then-current license fees pursuant to such PeopleSoft License Agreement.

(2) SUBLICENSE AGREEMENT. Service Provider shall Sublicense the Software solely through a written Sublicense Agreement substantially in the form of the Alliance Partner License Agreement to be provided by PeopleSoft after the Effective Date ______; PROVIDED, HOWEVER, that in no instance shall Service Provider execute and enter into any Sublicense Agreement unless and until PeopleSoft has given its prior written consent to the final draft of such proposed Sublicense Agreement. In the event that Service Provider enters into any Sublicense Agreement in a form not expressly consented to by PeopleSoft pursuant to the terms of this subsection, such Sublicense Agreement shall be void AB INITIO.

3.  TECHNICAL SERVICES

(a) SOFTWARE INSTALLATION.

PeopleSoft shall install the Software at a single authorized Service
Provider Outsourcing Center, at the prevailing rates for installations taking up to five days. Under any other circumstance, installation will be at PeopleSoft's then current standard commercial time and materials hourly or daily rates.

(b) TRAINING.

PeopleSoft to provide Software training to Service Provider at a PeopleSoft training center on a mutually agreeable date(s) during the first calendar year after the Effective Date at Peoplesoft's prevailing rates. A training unit is equivalent to one eight-hour day of training. At the Designated Customer's request, Software training for the Designated Customer will be provided as part of the implementation by either Service Provider, a third party, or PeopleSoft at their respective then-current prevailing rates.

(c) IMPLEMENTATION.

Service Provider shall be responsible for the Designated Customer's Software implementation efforts. Service Provider may choose to subcontract some or all of the implementation to PeopleSoft but in that event, PeopleSoft, as a subcontractor, shall be contractually obligated only to Service Provider pursuant to the terms of the relevant subcontract, and not to any third party and PeopleSoft's fees for such subcontract shall not be Fees as defined above in Section 1.

(d) SUPPORT SERVICES.

Service Provider will provide Designated Customers with the first level of Support Services to the Designated Customers. At no additional fee to Service Provider, PeopleSoft will provide Service Provider with Support Services and account management as outlined in Exhibit B.

(e) CONSULTING

Service Provider will provide ongoing consulting to Designated Customers which will include the application of Software fixes and upgrades.

(f) INCIDENTAL EXPENSES

For any on-site services requested by Service Provider, Service Provider shall reimburse PeopleSoft for actual, reasonable travel and out-of-pocket expenses incurred; PROVIDED, HOWEVER, that any expenses over one thousand U.S. dollars ($1,000.00) will require the prior written approval of Service Provider, which prior written approval shall not be unreasonably withheld.

4. DELIVERY

All Software and Documentation for which delivery from PeopleSoft is required under this Agreement shall be shipped by PeopleSoft FOB Peoplesoft's manufacturing facility. Software and Documentation will be deemed accepted upon shipment by PeopleSoft.

5. TERMS

(a) LICENSE FEES.

Service Provider shall pay Peoplesoft the applicable fees as set forth in Exhibit A.

(b) REPORTING.

Within ten (10) days after the end of each month, Service Provider shall provide PeopleSoft with a written report in a form reasonably acceptable to Peoplesoft within a reasonable time after the Effective Date. Such reports shall, at a minimum, contain information detailing (i) the number of Development Centers and the location of each; (ii) the name, location and number of employees for each Designated Customer and the location of the Outsourcing Center for each such Designated Customer; and (iii) all other information needed to calculate and verify the Fees owed to PeopleSoft during such reporting period, broken down by month, product breakdown and on a cumulative basis.

(c) INVOICING.

All invoiced fees shall be due and payable within thirty (30) days of receipt of an invoice and shall be made without deductions based on any taxes or withholdings, except where such deduction is based on PeopleSoft's net income.

(d) PAYMENTS

All payments made by Service Provider shall be in United States Dollars and directed to:

Lockbox or Wire Instructions:

(e) OVERDUE AMOUNTS AND TAXES.

Any amounts not paid within thirty (30) days of the due date will be subject to interest of the lower of the prime rate as published by Bank of America, NT &SA (or successor) or twelve per cent (12%) p.a. compounded quarterly, which interest will be immediately due and payable from the due date for payment until the date of actual receipt of the amount in cleared funds by PeopleSoft. In addition to any other payments due under this Agreement, Service Provider agrees to pay, indemnify and hold Peoplesoft harmless from, any sales, use, excise, import or export, value added or similar tax or duty, and any other tax not based on PeopleSoft's net income, including penalties and interest and all government permit fees, license fees, customs fees and similar fees levied upon the delivery of the Software or other deliverables which PeopleSoft may incur in respect of this Agreement, and any costs associated with the collection or withholding of any of the foregoing items.

(f) NEW VERSIONS.

PeopleSoft may, at its sole discretion, modify the Software. For purposes of this Agreement, PeopleSoft shall have sole discretion as to whether a product is deemed to be a new version of an existing Software program to be provided to Service Provider under the terms of this Agreement, or a new product. Once a new version of an existing Software program begins shipping, Service Provider shall return to PeopleSoft, at Service Provider's expense, copies of the prior version of the Software in Service Provider's inventory that were replaced by PeopleSoft's new version installed within thirty (30) days from the later of the first PeopleSoft shipment date of the new version to Service Provider and the written notification date; PROVIDED, HOWEVER that if any Designated Customers express the intent not to migrate to the new version within such thirty (30) day time period, then Service Provider shall not be so obligated by the foregoing and shall return such prior version within thirty (30) days from the date PeopleSoft ceases it support of said prior version.

6. MARKETING OBLIGATIONS.

(a) PARTIES OBLIGATIONS.

(1) PeopleSoft and Service Provider shall use their best efforts to promote, market and offer Outsourcing Services to potential Designated Customers.

(2) Service Provider shall (i) promptly refer all Software sales leads to PeopleSoft's designated sales contact, and (ii) provide to PeopleSoft upon execution of this Agreement, and thereafter on each anniversary date of this Agreement, a business plan for the ensuing year containing at least the minimum information specified in the initial business plan.

(b) JOINT MARKETING OBLIGATIONS.

(1) JOINT MARKETING. PeopleSoft and Service Provider will cooperate and jointly invest in the marketing of the Software only for use in conjunction with Outsourcing Services pursuant to the joint business plan adopted by the parties within sixty (60) days of the Effective Date, including but not limited to (a) prospecting, mailings, telemarketing, seminars, user group meetings and trade show events, (b) joint account strategy development, and
    (c) joint proposal development. Each Party shall allow the other to review all announcements, press releases, marketing materials and product brochures pertaining to the others products prior to their release to the public or the press, and shall incorporate all changes that the other may reasonably request to ensure correct usage of their trademarks and accuracy of content. A party's failure to respond to the submission of material for approval with any recommended changes within three (3) business days shall be an approval of the material submitted.

(2) CO-MARKETING. Each party will provide the other with information necessary for a mailing to the other's customer base when requested and at their own expense.

(3) MARKETING LIAISONS. PeopleSoft and Service Provider will each appoint an individual to act as the representative for such party in respect to each party (the "Marketing Liaisons"). Each Marketing Liaison will have the authority to act for and on behalf of the party which appointed it and to make binding decisions with respect to the marketing activities described herein. The Marketing Liaisons will meet via telephone conferences on an ongoing basis as may be necessary to discuss the status and implementation of such marketing activities. The Marketing Liaisons shall have authority for approval of any material submitted pursuant to sub-section (b)(1), above of this Section 7.

(4) ALLIANCE GOVERNANCE. PeopleSoft and Service Provider agree to allocate the appropriate resources for ensuring the success and constant improvement of the strategic alliance. Components will include, but not be limited to:
    (a) Equal representation from PeopleSoft and Service Provider management;
        and
    (b) Quarterly face-to-face reviews covering the following topics (at a minimum): (1)

        Market Assessment; (2) Client Acquisition Progress; (3) Pricing Evaluation and (4) Implementation Progress Review.

(c) USE OF TRADEMARKS.

(1) TRADEMARKS. PeopleSoft hereby grants to Service Provider and Service Provider hereby grants to PeopleSoft a non-exclusive, limited license to use the PeopleSoft and Service Provider trademarks respectively and the PeopleSoft and Service Provider logo respectively and the other applicable trademarks of each party (collectively, the "Trademarks" and singularly the "PeopleSoft Trademarks" and the "Service Provider Trademarks") solely on the Software and in advertising and printed materials for the Software. Each party acknowledges that utilization of the other parties' Trademarks will not create in it, nor will it represent it has any right, title or interest in or to the other parties' Trademarks. Each party acknowledges the other parties' exclusive ownership or right to use of its own Trademarks and agrees not to do anything to impair or dilute the other party's rights in its own Trademarks. Each party agrees to display the acknowledgment of the other party's trademark ownership of the Trademark clearly the first time it is used in any advertising. Service Provider agrees to include the PeopleSoft Trademarks on all copies, advertisements, brochures, manuals, and other appropriate uses made in the promotion, license or use of the Software.

(2) QUALITY. Each party agrees that the nature and quality of any products or services it supplies in connection with the Trademarks shall conform to the standards set by the owner of the Trademark. Each party agrees to cooperate with the other party in facilitating monitoring and control of the nature and quality of such products and services.

7. SERVICE PROVIDER OBLIGATIONS

(a) RECORDS.

Each party agrees to maintain a complete, clear and accurate record for at least three (3) years relating to its use and marketing of the Software and Documentation under this Agreement in accordance with generally accepted accounting principles.

(b) AUDIT.

Service Provider shall permit PeopleSoft or persons designated by PeopleSoft to inspect records pertaining to the Software and any other materials provided to Service Provider by PeopleSoft to ensure compliance by Service Provider with its obligations to PeopleSoft. Any such inspection and audit shall be conducted upon at least five (5) days prior written notice and not more frequently than annually, during regular business hours and in such a manner as not to interfere with normal business activities of Service Provider. If an audit reveals that Service Provider has underpaid Fees to PeopleSoft, Service Provider shall be invoiced directly for such underpaid Fees. If the underpaid Fees are in excess of five percent (5%), the Service Provider shall pay

PeopleSoft's reasonable costs of conducting the audit. If an audit reveals that Service Provider has overpaid Fees to PeopleSoft, PeopleSoft shall refund any overpayments within thirty (30) days. At PeopleSoft's written request, not more frequently than annually, Service Provider shall furnish PeopleSoft with a signed certification verifying that the Software and Documentation are being used pursuant to the provisions of this Agreement and applicable Purchase Orders.

(e) NOTIFICATION OR INFRINGEMENT.

Service Provider shall immediately inform Peoplesoft by telephone, telex or facsimile, with written confirmation by mail, if it becomes aware of any facts indicating that any person is infringing any Intellectual Property Rights of PeopleSoft or is engaging in unauthorized distribution of any Software or Documentation.

(d) COMPLIANCE WITH LAWS.

In exercising its rights and performing its obligations under this Agreement, Service Provider will comply with all applicable international, national and local laws and regulations. Service Provider further agrees not to violate any provisions of the U.S. Foreign Corrupt Practices Act of 1977 as amended, which generally prohibits the payment of moneys or anything of value to government officials in order the obtain benefits from such government officials or their governments. Without limiting the generality of the foregoing, Service Provider will not use or re-export, or permit any person to use or re-exports the Software or Documentation, without all required licenses, and Service Provider will comply, and will require all of its customers to comply, with all applicable export and import control laws. Service Provider will defend, indemnify and hold harmless PeopleSoft and its successors, agents, officers, directors and employees from and against any violation of any laws or regulations by Service Provider or any of its agents, officers, directors, employees or customers.

8. MODIFICATIONS

The parties agree and acknowledge, subject to PeopleSoft's underlying proprietary rights, that Service Provider may create certain Software modifications which have no cross-industry application and apply exclusively to Service Provider's Designated Customer's internal business ("Modifications"). Any Modification developed solely by Service Provider shall be the property of Service Provider. To the extent that Service Provider desires to have PeopleSoft provide support for the term of this Agreement for such Modification, Service Provider will promptly deliver to PeopleSoft the source and object code versions of such Modification, and any updates or further modifications thereto, and hereby grants PeopleSoft for the term of this Agreement an irrevocable, worldwide, fully-paid, royalty-free, non-exclusive, non-transferable license to use and to distribute and sublicense, directly and indirectly, through multiple tiers of sublicensees, such Modification. For any Modification developed by Service Provider with the assistance of PeopleSoft or any modification developed by Service Provider, with or without the assistance of PeopleSoft, which are not Modifications, Service Provider will promptly deliver to PeopleSoft the source and object code versions of such modification, and any updates or further modifications thereto, and hereby grants PeopleSoft a perpetual, irrevocable, worldwide, fully-paid, royalty-free, non-exclusive, non-transferable license to use and to distribute and sublicense, directly and indirectly, through multiple tiers of sublicensees, such modification. Any modification, including without limitation Modification developed solely by PeopleSoft shall be the property of PeopleSoft.

9. OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS

Servicer Provider acknowledges that the structure, organization and code of the Software are proprietary to PeopleSoft and that PeopleSoft retains exclusive ownership of the Software, Documentation and Trademarks. Service Provider will take reasonable measures to protect PeopleSoft's Intellectual Property Rights in the Software, Documentation and Trademarks, including such reasonable assistance and measures as are requested by PeopleSoft from time to time at reasonable cost to Service Provider. Except as provided herein, Service Provider is not granted any other Intellectual Property Rights, or any other rights, franchises or licenses, with respect to the Software, Documentation or Trademarks.

Except as provided in the Section entitled MODIFICATIONS, any intellectual Property Rights developed by Service Provider in connection with the license grants under this Agreement shall be owned by PeopleSoft, and therefore Service Provider irrevocably assigns to PeopleSoft all right, title and interest worldwide in and to such Intellectual Property Rights. If Service Provider has any rights to such Intellectual Property Rights that cannot be assigned to PeopleSoft, Service Provider unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against PeopleSoft with respect to such rights, and agrees, at PeopleSoft's request and expense, to consent to and join in any action to enforce such rights. If Service Provider has any rights to such Intellectual Property Rights that cannot be assigned to PeopleSoft or waived by Service Provider, Service Provider unconditionally and irrevocably grants to PeopleSoft during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicense, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights.

Service Provider shall indemnify and hold harmless PeopleSoft from and against any suits, actions, losses, damages and other expenses arising out of or in connection with any claim that any software modifications, as delivered by Service Provider infringes or violates a U.S. patent, copyright, trademark, trade secret or other proprietary right of any third party; provided PeopleSoft promptly notifies Service Provider of such claim and gives Service Provider sole control and all reasonable assistance in the settlement of the claim. If PeopleSoft's use of the modifications is prevented in any way by an injunction or court order because of any claim of infringement or misappropriation, Service Provider shall, at its sole expense, use reasonable commercial efforts to: (a) replace or modify such software so that it is no longer subject to a claim of infringement; or (b) procure for the benefit of PeopleSoft the right to use such software. Service Provider shall have liability for the claim of infringement based only on the percentage or portion the infringement claim is (or alleged to be) attributable to such software.

10. CONFIDENTIALITY

During the term of this Agreement, Service Provider and PeopleSoft may be exposed to certain information, including know-how and trade secrets, proposed new products and services, and/or the business or affairs which are the confidential and proprietary information of the other party and not generally known to the public (herein "Confidential Information"). The parties agree that during and after the term of this Agreement, they will not use or disclose any Confidential Information to any third party without the prior written consent of the other party. The parties hereby consent to the disclosure of its Confidential Information to the employees, contractors or consultants of the other party as is reasonably necessary in order to allow the other party to perform its obligations under this Agreement and to obtain the benefits hereof, provided that each such employee, contractor or consultant who will have access to any confidential Information has executed a non-disclosure agreement which prohibits the unauthorized use or disclosure of any such Confidential Information. This section shall not apply, or shall cease to apply, to data and information supplied by a party if the other party can establish that such data or information: (a) were already known to it, (b) have come into the public domain without a breach of confidence by that party, (c) were received by that party from a third party without restrictions on their use in favor of the other party, or (d) are required to be disclosed pursuant to any statutory or regulatory provision or court order, provided, however, that the party provides notice thereof to the other party, together with the statutory or regulatory provision, or court order, on which such disclosure, is based, as soon as practicable prior to such disclosure so that the other party has the opportunity to obtain a protective order to take other protective measures as it may deem necessary with respect to such information.

11. WARRANTY AND INDEMNITY

(a) SOFTWARE WARRANTY.

For each copy of Software that Service Provider licenses and receives Support Services hereunder, PeopleSoft warrants to Service Provider that for a period of one year from the date on which, such Software is shipped by PeopleSoft that the Software, unless modified by Service Provider, will perform the functions described in the associated Documentation in all material respects when operated on a system which meets the requirements specified by PeopleSoft in the Documentation. PeopleSoft will undertake to correct any reported error condition in accordance with its technical support policies. Provided that Service Provider gives PeopleSoft written notice of a breach of the foregoing warranty during the warranty period, Service Provider sole and exclusive remedy shall be for PeopleSoft to correct any reproducible errors pursuant to the Support Services terms and conditions.

(b) MEDIA WARRANTY.

PeopleSoft warrants the tapes, diskettes or other media to be free of defects in materials and workmanship under normal use for ninety (90) days from the date of Software is shipped by PeopleSoft. In any breach of the foregoing warranty, and provided that Service Provider gives written notice thereof during the warranty period, Service Provider' sole and exclusive remedy shall be to require PeopleSoft to replace defective media returned within such warranty period.

(c) SERVICES WARRANTY.

PeopleSoft warrants any services provided hereunder shall be performed in a professional and workmanlike manner in accordance with generally accepted industry practices. PeopleSoft's sole and exclusive obligation pursuant to this warranty shall be to re-perform any work not in compliance with this warranty that is brought to its attention by written notice within thirty
(30) days after such services are performed.

(d) DISCLAIMER OF WARRANTIES.

EXCEPT AS SET FORTH IN SECTIONS ENTITLED SOFTWARE WARRANTY, MEDIA WARRANTY, SERVICES WARRANTY, ABOVE, PEOPLESOFT EXPRESSLY DISCLAIMS TO THE EXTENT PERMITTED BY LAW ALL WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY BY ANY TERRITORY OR JURISDICTION, RELATING TO THE SOFTWARE, DOCUMENTATION OR RELATED SERVICES AND FURTHER EXPRESSLY EXCLUDES TO THE EXTENT PERMITTED BY LAW ANY WARRANTY OF NON-INFRINGEMENT, TITLE, FITNESS FOR A PARTICULAR PURPOSE OR MERCHANT ABILITY.

PeopleSoft does not warrant that the Software will operate in combinations other than as specified in the Documentation or that the operation of the Software will be uninterrupted or error-free. Pre-production releases of Software are distributed "AS IS."

(e) INDEMNITY.

Subject to the limitations set forth herein below, PeopleSoft shall indemnify and defend Service Provider with respect to all claims, suits or proceedings with respect to any claim that the Software, as designed and licensed to Service Provider in furtherance of this Agreement, infringe upon any U.S. and Canadian patent, trademark, copyright or other proprietary right; provided, however, that Service Provider (i) notifies PeopleSoft in writing within ten
(10) days of the receipt of notice of such claim, suit or proceeding, (ii) gives PeopleSoft the right to control and direct investigation, preparation, defense and settlement of any claim, suit or proceeding; and (iii) gives assistance and full cooperation for the defense of same and further provided that PeopleSoft's liability with respect to third party software embedded in the Software will be limited to the extent PeopleSoft is indemnified by such third parties. PeopleSoft shall pay any resulting damages, costs and expenses finally awarded to a third party but PeopleSoft is not liable for settlements incurred by Service Provider without Peoplesoft's written authorization. If such claim, suit or proceeding has occurred or, in PeopleSoft's opinion, is likely to occur, PeopleSoft may, at its election and expense, either obtain for Service Provider the right to continue distributing such allegedly infringing Software or replace or modify the Software so it is not infringing.

(f) EXCLUSIONS.

The provisions of the foregoing indemnity shall not apply with respect to any instances of alleged infringement based upon or arising out of the use of such Software in any manner for which the Software were not designed, or for use of Software for other than the uses and distributions designated by PeopleSoft, for use of any Software which has been modified by Service Provider or any third party, or for use of any Software in connection with or in combination with my equipment, devices or software which have not been supplied by PeopleSoft, where such alleged infringement would not have occurred but for the use of such Software in connection with or in combination with such equipment devices or software. Notwithstanding any other provisions hereof, the foregoing indemnity shall not apply with respect to any infringement based on Service Provider's activities occurring subsequent to its receipt of notice of any claimed infringement unless PeopleSoft shall have given Service Provider written permission to continue to market and distribute the allegedly infringing Software.

(g) ENTIRE LIABILITY.

THE FOREGOING SECTIONS ENTITLED INDEMNITY AND EXCLUSIONS STATE THE SOLE AND EXCLUSIVE REMEDY OF SERVICE PROVIDER AND THE ENTIRE LIABILITY AND OBLIGATION OF PEOPLESOFT WITH RESPECT TO INFRINGEMENT OR CLAIMS OF INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT BY THE SOFTWARE, BUNDLED SOFTWARE, DOCUMENTATION, RELATED SERVICES OR ANY PART THEREOF.

(h) LIMITATIONS AND DISCLAIMER.

Service Provider shall make no warranty, express or implied, on behalf of PeopleSoft. Nothing contained in this Agreement shall prejudice the statutory rights of any party dealing as a consumer.

(i) INDEMNITY BY SERVICE PROVIDER.

Service Provider agrees to indemnify and hold PeopleSoft harmless from any claims, suits, proceedings, losses, liabilities, damages, costs and expenses (inclusive of PeopleSoft's reasonable attorneys' fees) made against or incurred by PeopleSoft as a result of negligence, misrepresentation, error or omission on the part of Servicer Provider or representatives of Service Provider. Service Provider shall be solely responsible for, and shall indemnify and hold PeopleSoft harmless from, any claims, warranties or representations made by Service Provider or Service Provider's employees or agents that differ from the warranty provided by PeopleSoft in its End User Agreement; provided, however, that PeopleSoft (i) notifies Service
Provider in writing within ten (10) days of such claim, suit or proceeding,
(ii) gives Service Provider the right to control and direct the investigation, preparation, defense and settlement of any claim suit or proceeding; and (iii) gives assistance and full co-operation for the defense of same. Service Provider shall pay any resulting damages, costs and expenses finally awarded to a third party but Service Provider is not liable for settlements incurred by PeopleSoft without Service Provider's written authorization.

12. TERM AND TERMINATION

(a) TERM.

The term of this Agreement shall commence as of the Effective Date of this Agreement and continue for a term [CONFIDENTIAL TREATMENT] unless sooner terminated as set forth below. This Agreement shall be reviewed
[CONFIDENTIAL TREATMENT] by the parties. The [CONFIDENTIAL TREATMENT] shall include such criteria as [CONFIDENTIAL TREATMENT] and a review of the business terms herein. This Agreement will renew for successive
[CONFIDENTIAL TREATMENT] terms unless either party gives the other party written notice of its intent to allow the Agreement to terminate at its expiration. Such notice shall be given not less than [CONFIDENTIAL TREATMENT] prior to the end of the Agreements' term.

(b) TERMINATION WITH CAUSE.

Any of the following shall constitute an event of default:

      (1) Either party fails to perform any of its material obligations under this Agreement and such failure remains uncured for forth-five (45) days after receipt of written notice thereof; or

      (1) Either party ceases to conduct business, becomes or is declared insolvent or bankrupt, is the subject of any proceeding relating to its liquidation or insolvency which is not dismissed within ninety (90) days or makes an assignment for the benefit or its creditors.

If an event of a default occurs, the non-defaulting party in addition to any other rights available to it under law or equity, may withhold its performance hereunder or may terminate this Agreement and the licenses granted hereunder by written notice to the defaulting party. Unless otherwise provided in this Agreement, remedies shall be cumulative and there shall be no obligation to exercise a particular remedy.

(c) [CONFIDENTIAL TREATMENT]

Either party may terminate this agreement [CONFIDENTIAL TREATMENT] after giving written notice of intent to so terminate to the other party.

(d) RIGHTS UPON TERMINATION.

Upon any termination of this Agreement by PeopleSoft pursuant to Section 12(b) hereof, all Service Provider's rights to market Outsourcing Services, to use the Software, and grant Sublicense Agreements and any and all other rights as provided in this Agreement shall cease immediately. Upon termination of this Agreement by Service Provider pursuant to Section 12(b) or Section 12(c) hereof or by expiration of this Agreement, all Service Provider's rights to market Outsourcing Services and use the Software as set forth in this Agreement shall cease, except that Service Provider shall be permitted to continue to use the Software solely to fulfill existing contractual obligations for a reasonable period of time (the "Migration Period") and PeopleSoft agrees and acknowledges its obligations to honor such Sublicense Agreements for such Migration Period; PROVIDED, HOWEVER, that in no event shall such Migration Period be more than twenty four (24) months from the date of the termination of this Agreement pursuant to Section 12(b) hereof. Upon termination of this Agreement by PeopleSoft pursuant to Section 12(c) hereof, all Service Provider's rights to market Outsourcing Services and use the Software as set forth in this Agreement shall cease, except that Service Provider shall be permitted to continue to use the Software solely to fulfill existing contractual obligations for the term of such existing contractual arrangements.

(c) PAYMENT UPON TERMINATION.

The payment date of all moneys due to PeopleSoft shall automatically be accelerated as of the date of termination so that they shall become due and payable on the effective date of termination, even if longer terms had been provided previously. All credits previously issued to Service Provider will be canceled as of the date of termination.

(f) LIABILITY UPON TERMINATION.

Each party understands that the rights of termination or expiration hereunder are absolute. Neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other arising from or incident to any termination of this Agreement by such party or any expiration hereof which complies with the terms of the Agreement, whether or not such party is aware of any such damage, loss or expenses. In particular, without in any way limiting the foregoing, neither party shall be entitled to any damages on account of prospective profits or anticipated sales. Service Provider agrees to waive the benefit of any law or regulation providing compensation to Service Provider arising from the termination or failure to renew this Agreement and Service Provider hereby represents and warrants that such waiver is irrevocable and enforceable by PeopleSoft. Service Provider also indemnifies and holds harmless PeopleSoft from any and all claims for compensation arising from the termination or failure to renew this Agreement asserted by Service Provider's employees or any third parties including without limitation prospective Designated Customers.

(g) SURVIVAL.

The provisions of the sections entitled CONFIDENTIALITY, WARRANTY AND INDEMNITY, TERM AND TERMINATION, LIMITATION OF LIABILITY, and GENERAL shall survive the expiration or termination of this Agreement by either party for any reason.

(h) RETURN OF SOFTWARE UPON TERMINATION.

If a license granted under this Agreement expires or otherwise terminates, Service Provider shall (a) cease using the applicable Software or Documentation, and (b) certify to PeopleSoft within one (1) month after expiration or termination that Service Provider has destroyed or has returned to PeopleSoft such Software and Documentation and all copies in all forms, partial and complete, in all types of media and computer memory, and whether or not modified or merged into other materials; PROVIDED, HOWEVER that in the instance of a termination pursuant to Section 12(b) hereof, Service Provider shall, at the end of the Migration Period defined in Section 12(d) hereof, cease using the applicable Software or Documentation, and (b) certify to PeopleSoft within one (1) month after the end of the Migration Period that Service Provider has destroyed or has returned to PeopleSoft such Software and Documentation under its control and all copies in all forms, partial and complete, in all types of media and computer memory, and whether or not modified or merged into other materials.

13. LIMITATION OF LIABILITY

NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ANY LOSS OF USE, INTERRUPTION OF BUSINESS, COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES AND ANY INDIRECT, SPECIAL, INCIDENTAL, ECONOMIC OR CONSEQUENTIAL LOSS OR DAMAGE, LOSS OF PROFITS, LOSS OF GOODWILL, LOSS OF OPPORTUNITIES OR SAVINGS, REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR ANY OTHER LEGAL OR EQUITABLE THEORY EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES. IN NO EVENT WILL PEOPLESOFT'S AGGREGATE CUMULATIVE LIABILITY TO SERVICE PROVIDER FOR ANY CLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THE AMOUNTS PAID TO PEOPLESOFT BY SERVICE PROVIDER PURSUANT TO THIS AGREEMENT.

14. GENERAL.

(a) NOTICES.

All notices or reports permitted or required under this Agreement shall be in writing and shall be by personal delivery, telegram, telex, telecopier, facsimile transmission, or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery, five (5) days after deposit in the mail, or upon acknowledgment of receipt of electronic transmission. Notices shall be sent to the addresses set forth at the beginning of this Agreement or such other address as either party may specify in writing. Notices shall be sent to the person bearing the title set forth below the parties' signature to this Agreement.

(b) FORCE MAJEURE.

Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war governmental action, labor conditions, earthquakes, material shortages or any other cause which is beyond the reasonable control of such party.

(c) ASSIGNMENT.

Service Provider may not assign this Agreement, delegate any duty or assign any right hereunder without the prior written consent of PeopleSoft. Any assignment in violation of this section shall be void and of no effect.

(d) WAIVER.

The failure of either party to require performance by the other party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

(e) SEVERABILITY.

In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole and, in such event, any such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or intended provision within the limits of applicable law or applicable court decisions.

(f) INJUNCTIVE RELIEF.

It is understood and agreed that notwithstanding any other provisions of this Agreement, a breach by Service Provider of Section 2 ("License Grants") or by either party of Section 10 ("Confidentiality"), will cause either party irreparable damage for which recovery of money damages would be inadequate, and that, in addition to any and all remedies available at law, either party shall be entitled to seek timely injunctive relief to protect its rights under this Agreement.

(g) CONTROLLING LAW.

This Agreement shall be governed in all respects by the laws of the United States of America and the State of California as such laws are applied to agreements entered into and to be performed entirely within California between California residents. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.

(h) NO AGENCY.

Nothing contained herein shall be construed as creating any agency, partnership or other form of joint enterprise between the parties.

(i) HEADINGS.

The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section or in any way affect such section.

(j) WARRANTY.

Each party warrants that it has full power and authority to enter into and perform this Agreement, and that the person signing this Agreement on such party's behalf has been duly authorized and empowered to enter into this Agreement. Each party further acknowledges that it has read this Agreement, understands it and agrees to be bound by it.

(k) CHOICE OF FORUM AND VENUE.

The Superior Court of Alameda County and the United States District Court for the Northern District of California shall together have non-exclusive jurisdiction over disputes under this Agreement. Service Provider consents to personal jurisdiction of the above courts.

(l) CONFIDENTIALITY OF AGREEMENT.

Neither party will disclose any terms, conditions, pricing of this Agreement, except to its employees, directors, agents and professional advisors with a need to know or pursuant to a mutually agreeable press release or as otherwise required by law.

(m) COUNTERPARTS.

This Agreement may be executed simultaneously in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

(n) DISCLAIMER.

The Software is not specifically developed or licensed for use in any nuclear, aviation, mass transit or medical application or in any other inherently dangerous applications. Service Provider agrees that PeopleSoft and its suppliers shall not be liable for any claims or damages arising from Servicer Provider's use of the Software for such applications. Service Provider agrees to indemnify and hold PeopleSoft harmless from any claims for losses, costs, damages or liability arising out of or in connection with its use of the Software in such applications.

(o) ENTIRE AGREEMENT.

This Agreement, together with any schedules, exhibits and addenda completely and exclusively defines the agreement of the parties regarding Service Providers' rights to host the Software to provide Outsourcing Services. In the event of any conflict between the terms of this Agreement and an addendum hereto, the terms of the addendum shall control with respect to the subject matter of the addendum only. This Agreement supercedes, and its terms govern, all prior proposals, agreements or other communications between the parties, oral or written, regarding the subject matter of this Agreement. This Agreement shall not be modified except by a subsequently dated written amendment signed on behalf of PeopleSoft and Service Provider by their duly authorized representatives, and any purchase order or other document purporting to supplement the provisions hereof shall be void.

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.


USINTERNETWORKING, INC.                PeopleSoft USA, Inc.


/s/ William T. Price                   /s/ Ken Horowitz
------------------------               -----------------------------
Authorized Signature                   Authorized Signature

William T. Price                       Ken Horowitz
Printed Name                           Printed Name

Vice President General Counsel         Vice President
Title                                  Title

                                    Exhibit A
                                      Fees


REVENUE SPLITS

PeopleSoft and Service Provider agree to a sharing of aggregate Fees under this Agreement. The Fees per End User/Designated Customer shall be allocated as follows:

     PeopleSoft shall be entitled to [CONFIDENTIAL TREATMENT] of Fees received by Service Provider from such End User or Designated Customer, as the case may be; PROVIDED, HOWEVER, that from time to time, in the case of certain End Users or Designated Customers, as the case may be, PeopleSoft and Service Provider may agree to a different sharing of Fees received from such End User or Designated Customer only, by executing an Addendum to Exhibit A. Any such Addenda to Exhibit A shall govern over the sharing of Fees as set forth in this Exhibit A SOLELY in the instance of the End User or Designated Users set forth therein and not for any other End Users or Designated Customers.

                             Addendum to Exhibit A

With regard to the End User(s) or Designated Customer(s) listed in the table below only, PeopleSoft and Service Provider agrees to a sharing of Fees from such End User or Designated Customer, as the case may be, as is set forth across from the name of such End User or Designated User in the table below:



End User or Designated Customer        Percentage of Fees payable to PeopleSoft*
-------------------------------        ----------------------------------------










*The percentages listed in this column shall mean the percentage of Fees received by Service Provider from the relevant End User or Designated Customer, as the case may be, that PeopleSoft is entitled to.




For the avoidance of doubt, this Addendum to Exhibit A shall govern only in the instances of the End Users or Designated Customers listed herein. In the case of all other End Users or Designated Customers not expressly covered in any Addenda to Exhibit A, Exhibit A shall continue to govern.


In Witness Whereof, the parties hereto have caused this Addendum to Exhibit A to be executed by their duly authorized representatives as of ________________, ______.


USINTERNETWORKING, INC.                PeopleSoft USA, Inc.



Authorized Signature                   Authorized Signature


Printed Name                           Printed Name


Title                                  Title

                                   Exhibit B

                 Software Support Services Terms and Conditions

Software Support Services Terms and Conditions ("Support Services") are referenced in and incorporated into the Agreement between PeopleSoft and USINTERNETWORKING, INC. ("Service Provider"). Upon reasonable notice, PeopleSoft reserves the right to modify the terms and conditions of Support Services on an annual basis to reflect current market conditions.

1.  Coverage

PeopleSoft provides Service Provider with Support Services for the Software for the appropriate sites set forth in the applicable Schedule in consideration of Service Provider's payment to PeopleSoft of the applicable fees in exhibit A. Only designated Service Provider employees may contact PeopleSoft for the provision of Support Services. Service Provider may acquire Support Services for additional Service Provider sites by paying to PeopleSoft the applicable annual fee. Support Services may be provided to additional locations for additional fees.

2.  Software Maintenance

The following technical and functional improvements will be issued periodically by PeopleSoft to improve Software operations:

a.  Fixes to Errors;
b.  Updates; and
c.  Enhancements contained within new releases.

3.  Priority Level of Errors

PeopleSoft shall reasonably determine the priority level of Error in accordance with the following protocols:

Priority A:
    PeopleSoft promptly initiates the following procedures: (1) assign PeopleSoft specialist(s) to correct the Error; (2) provide ongoing communication on the status of the correction; and (3) immediately begin to provide a Workaround or a Fix.

Priority B:
    (1) PeopleSoft assigns a PeopleSoft specialist to commence correction of Error; and (2) provide escalation procedures as reasonably determined by PeopleSoft support staff. PeopleSoft exercises all commercially reasonable efforts to include the Fix for the Error in the next Software maintenance release.

Priority C:
    PeopleSoft may include the Fix for the Error in the next major Software release.

4.  Telephone Support

PeopleSoft provides telephone support concerning installation and use of the Software. Except for designated holidays, standard telephone support hours are Monday through Friday, 4:00 a.m.

to 6:30 p.m., Pacific Time. Telephone Support is also available 24-hours a day, 7-days a week to resolve critical production problems outside of normal support hours.

5.  Account Manager

PeopleSoft assigns an account manager to assist with the on-going support relationship between PeopleSoft and Service Provider. Service Provider will reimburse PeopleSoft for the reasonable travel and living expenses of the account manager for on-Site support activity.

6.  PeopleSoft Customer Connection

c. The PeopleSoft Customer Connection system ("PCC") is an on-line, self-service system which features postings by PeopleSoft and PeopleSoft Software users regarding technical and non-technical topics of interest. Service Provider may access PCC via the Internet. At Service Provider's expense, Service Provider is responsible for independently acquiring appropriate Internet access.

a. All Software maintenance releases and Fixes to the Software may be delivered to Service Provider through PCC or by mail from PeopleSoft upon written request by Service Provider. All information specified in PCC by PeopleSoft is confidential and proprietary to PeopleSoft and shall only be used in connection with Service Provider's use of the software and informational communications with other PCC participants. PeopleSoft reserves the right to modify information posted to PCC. PeopleSoft shall have the right to publish and distribute only through PCC in all languages and in association with Service Provider's name any material or software programs provided by Service Provider to PCC. Service Provider shall not use PCC for advertising or public relations purposes and shall only submit information to PCC which is owned by Service Provider or which Service Provider has third party permission to submit to PC for use by all other PCC users.

a. In the interest of diminishing exposure to software viruses, PeopleSoft tests and scans for software viruses all information entered by PeopleSoft prior to submission of information to PCC. Service Provider shall also use a reliable virus detection system on any software or information posted to PCC, utilize backup procedures; monitor access to PCC promptly notify PeopleSoft of any virus detected within Service Provider's systems associated with PCC and generally exercise a reasonable degree of caution when utilizing information from PCC. PeopleSoft does not warrant that PCC will operate without interruption or without errors. PeopleSoft reserves the right to modify or suspend PCC service in connection with PeopleSoft's provision for Support Services.

7.  Fees

PeopleSoft shall provide Service Provider with Support Services for the Software for the appropriate sites set forth in the applicable Schedule in consideration of Service Provider's payment to PeopleSoft of the applicable fees in exhibit A. In the event Service Provider elects to receive Support Services outside of the scope of the foregoing, Service Provider shall pay PeopleSoft the annual fees, as set forth in Exhibit A. Service Provider shall be responsible for all taxes associated with Support Services, exclusive of taxes based on PeopleSoft's income. In the event Service Provider elects not to renew Support Services and subsequently request Support

Services, PeopleSoft shall reinstate Support Services only after Service Provider pays PeopleSoft the annual then current fee plus all cumulative fees that would have been payable had Service Provider not suspended Support Services.

8. Term and Termination
Support Services shall be provided for the Initial Support Services Term as set forth in the applicable Schedule, and shall be extended each additional year unless terminated by either party. Each one (1) year term shall commence on the anniversary of the Schedule Effective Date.

Either party may terminate the support Services provisions at the end of the original term or at the end of any renewal term by giving the other party written notice at least ninety (90) days prior to the end of any term.

In the event Service Provider fails to make payment pursuant to the section titled "Fees", or in the event Service Provider breaches the support Services provisions and such breach has not been cured within thirty (30) days of written receipt of notice of breach, PeopleSoft may suspend or cancel Support Services.

9. Exclusions
PeopleSoft shall have no obligation to support:
     a. Altered, damaged or substantial modified Software;
     b. Software that is not the then-current release, or a Previous Sequential Release;
     c. Errors caused by Service Provider's negligence, hardware malfunction, or other causes beyond the reasonable control of PeopleSoft;
     d. Software installed in a hardware or operating environment not supported by PeopleSoft; and
     e. Third party software not licensed through PeopleSoft.

10. General
All Upgrades provided to Service Provider are subject to the terms and conditions of the Agreement.

11. Definitions
Unless otherwise defined herein, capitalized terms used herein shall have the same meaning as set forth in the Agreement and applicable Schedule.

"Enhancement" means technical or functional additions to the Software to improve software functionality and/or operations. Enhancements are delivered with new releases of the Software.

"Error" means a malfunction in the Software which degrades the use of the Software.

"Fix" means the repair or replacement of source of object or executable code versions of the Software to remedy an Error.

"Previous Sequential Release" means a release of Software for use in a particular operating environment which has been replaced by a subsequent release of the Software in the same operating environment. PeopleSoft will support a Previous Sequential Release for a period of eighteen (18) months after release of the subsequent release. Multiple Previous Sequential Releases may be supported at any given time.

"Priority A" means an Error that: (1) renders the Software inoperative; or
(2) causes the Software to fail catastrophically.

"Priority B" means an Error that affects performance of the Software, but does not prohibit Service Provider's use of the Software.

"Priority C" means an Error that causes only a minor impact of the use of Software.

"Update" means all published revisions to the Documentation and one (1) copy of the new release of the Software which are not designated by PeopleSoft as new products for which it charges separately.

"Workaround" means a change in the procedures followed or data supplied, to avoid an Error without significantly impairing performance of the Software.

                                   Schedule A

                             Prospect List and Terms

The following list represents the set of prospects that USINTERNETWORKING, INC. may pursue under certain Select Partner Agreement dated as of June 30, 1998 by and between the parties.

Service Provider shall not directly or indirectly contact or otherwise engage in marketing and sales activities directed at the potential Designated Customers listed below without obtaining PeopleSoft's prior written consent:


                      [CONFIDENTIAL TREATMENT]